As filed with the Securities and Exchange Commission on March 22, 2005

File No. 333-119783

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-8
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTAMERICA BANCORPORATION

(Exact name of registrant as specified in its charter)

California	94-2156203

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1108 Fifth Avenue, San Rafael, California 94901

(Address of principal executive offices)

Redwood Empire Bancorp Amended and Restated 1991 Stock Option Plan
Redwood Empire Bancorp 2001 Stock Option Plan
Employment Agreement Effective December 1, 2003 between National Bank of the Redwoods and Stephen A.
Fleming
First Amendment to Employment Agreement Effective March 31, 2004 between National Bank of the
Redwoods and Stephen A. Fleming
Redwood Empire Bancorp Nonstatutory Stock Option Grant Notice to Stephen A. Fleming and the Stock
Option Agreement and Form of Notice of Exercise Attached Thereto

(Full title of plan)

David L. Payne
Chairman, President and Chief Executive Officer
Westamerica Bancorporation
1108 Fifth Avenue
San Rafael, CA 94901
(707) 863-8000

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	registered	offering price per share	Aggregate offering price	registration fee
Common Stock, no par value	187,660	(1)	(1)	(1)

(1) Not applicable. All filing fees payable in connection with the registration of the issuance of these securities were paid in connection with the filing of the registrant’s Registration Statement on Form S-4 (333-119783) on October 15, 2004.

Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Officers and Directors
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT LIST
EXHIBIT 4.2
EXHIBIT 4.3
EXHIBIT 4.5
EXHIBIT 4.6
EXHIBIT 4.11
EXHIBIT 4.12
EXHIBIT 4.13
EXHIBIT 24

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Westamerica Bancorporation hereby amends its Registration Statement on Form S-4 (No. 333-119783) (the “Form S-4”) by filing this Post-Effective Amendment No. 1 on Form S-8 with respect to up to 187,660 of the registrant’s common shares, without par value, issuable in connection with options under the Redwood Empire Bancorp Amended and Restated 1991 Stock Option Plan, Redwood Empire Bancorp 2001 Stock Option Plan, Employment Agreement effective December 1, 2003 between National Bank of the Redwoods and Stephen A. Fleming, First Amendment to Employment Agreement effective March 31, 2004 between National Bank of the Redwoods and Stephen A. Fleming, and Redwood Empire Bancorp Nonstatutory Stock Option Grant Notice to Stephen A. Fleming and the Stock Option Agreement and Form of Notice of Exercise Attached Thereto.

     On March 1, 2005, the registrant completed a merger with Redwood Empire Bancorp, a California corporation, and Redwood Empire Bancorp’s subsidiary bank, National Bank of the Redwoods, a national banking association. Pursuant to the terms of the Agreement and Plan of Reorganization dated as of August 25, 2004 among the registrant, Westamerica Bank, Redwood Empire Bancorp and National Bank of the Redwoods, each option for Redwood Empire Bancorp common stock outstanding at the effective time of the merger was exchangeable for an option exercisable for the number of shares of registrant’s common stock equal to the number of Redwood Empire Bancorp common shares underlying the original option times the option exchange ratio of 0.5437. These common shares were registered under the Form S-4. This Post-Effective Amendment is being filed to conform the disclosure in the Registration Statement to reflect the continuing offering of the registrant’s shares underlying the converted options.

Item 3. Incorporation of Documents by Reference.

     The Company hereby incorporates by reference in this Registration Statement the following documents:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004;

(b)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on January 8, 1987, as amended on September 29, 1989, March 23, 1995, November 19, 1999 and December 22, 2004.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Officers and Directors.

          Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors, officers, employees and other agents of the corporation (“Agents”) in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

          Article VII of the registrant’s Restated Articles of Incorporation, as amended, authorizes the registrant to indemnify its Agents, through bylaw provisions, agreements, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the registrant and its shareholders. Article VII also authorizes the registrant to provide insurance for Agents provided that, in cases where the registrant owns all or a portion of the shares of the company issuing the insurance policy, such company and/or the policy must meet certain conditions set forth in Section 317. Article V of the registrant’s Bylaws provides for mandatory indemnification of each director of the registrant except as prohibited by law.

          The registrant maintains a directors and officers liability insurance policy that indemnifies the registrant’s directors and officers against certain losses in connection with claims made against them for certain wrongful acts. In addition, the registrant has entered into separate indemnification agreements with its directors and officers that require the registrant, among other things, (i) to maintain directors’ and officers’ insurance in reasonable amounts in favor of such individuals, and (ii) to indemnify them against certain liabilities that may arise by reason of their status or service as Agents of the registrant to the fullest extent permitted by California law.

          The foregoing summaries are necessarily subject to the complete text of the statute, the Articles and the Bylaws referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

          The exhibits to this Registration Statement are listed in the Exhibit Index to this filing, which is incorporated by reference.

Item 9. Undertakings.

               (a) Rule 415 Offering.

               The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings incorporating subsequent Exchange Act documents by reference.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Request for acceleration of effective date or filing of Registration Statement on Form S-8.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Rafael, State of California, on March 21, 2005.

WESTAMERICA BANCORPORATION
(Registrant)

By	/s/ David L. Payne

David L. Payne
Chairman of the Board, Chief Executive Officer and President

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David L. Payne	President and Chief Executive	March 21, 2005
Officer and Director (Principal
David L. Payne	Executive Officer)

/s/ Dennis R. Hansen	Senior Vice President and Controller	March 21, 2005
(Principal Accounting Officer)
Dennis R. Hansen

/s/ Jennifer J. Finger	Executive Vice President and Chief	March 21, 2005
Financial Officer (Principal Financial
Jennifer J. Finger	Officer)

/s/ Etta Allen*	Director	March 21, 2005

Etta Allen

/s/ Louis E. Bartolini*	Director	March 21, 2005

Louis E. Bartolini

/s/ E. Joseph Bowler*	Director	March 21, 2005

E. Joseph Bowler

/s/ Arthur C. Latno, Jr.*	Director	March 21, 2005

Arthur C. Latno, Jr.

/s/ Patrick D. Lynch*	Director	March 21, 2005

Patrick D. Lynch

/s/ Catherine Cope MacMillan*	Director	March 21, 2005

Catherine Cope MacMillan

/s/ Ronald A. Nelson*	Director	March 21, 2005

Ronald A. Nelson

Signature	Title	Date
/s/ Carl R. Otto*	Director	March 21, 2005

Carl R. Otto

/s/ Edward B. Sylvester*	Director	March 21, 2005

Edward B. Sylvester

*By	/s/ David L. Payne , attorney in fact

David L. Payne, attorney in fact

EXHIBIT LIST

Exhibit	Description
4.1	Redwood Empire Bancorp Amended and Restated 1991 Stock Option Plan (incorporated by reference to Exhibit 4.1 of the Registration Statement of Redwood Empire Bancorp on Form S-8 filed on July 8, 1992, Registration No. 33-49372)

4.2	Form of Non-Qualified Stock Option Agreement under Redwood Empire Bancorp Amended and Restated 1991 Stock Option Plan

4.3	Form of Incentive Stock Option Agreement under Redwood Empire Bancorp Amended and Restated 1991 Stock Option Plan

4.4	Redwood Empire Bancorp 2001 Stock Option Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement of Redwood Empire Bancorp on Form 14A filed on April 14, 2004)

4.5	Form of Nonstatutory Stock Option Agreement under Redwood Empire Bancorp 2001 Stock Option Plan

4.6	Form of Incentive Stock Option Agreement under Redwood Empire Bancorp 2001 Stock Option Plan

4.7	Employment Agreement effective December 1, 2003 between National Bank of the Redwoods and Stephen A. Fleming (incorporated by reference to Exhibit 10.20 to Annual Report of Redwood Empire Bancorp on Form 10-K for the fiscal year ended December 31, 2003 filed on March 30, 2004)

4.8	First Amendment to Employment Agreement effective March 31, 2004 between National Bank of the Redwoods and Stephen A. Fleming (incorporated by reference to Exhibit 99.1 to the Current Report of Redwood Empire Bancorp on Form 8-K filed on April 8, 2004)

4.9	Redwood Empire Bancorp Nonstatutory Stock Option Grant Notice to Stephen A. Fleming and the Stock Option Agreement and Form of Notice of Exercise Attached Thereto (incorporated by reference to Exhibit 4.3 of Registration Statement of Redwood Empire Bancorp on Form S-8 filed on November 5, 2004, Registration No. 333-120237)

4.10	Agreement and Plan of Reorganization among Westamerica Bancorporation, Westamerica Bank, Redwood Empire Bancorp and National Bank of the Redwoods dated as of August 25, 2004 (incorporated by reference to Annex A of Registration Statement on Form S-4 of the registrant (File No. 333-119783))

4.11	Form of Assumption and Amendment of Redwood Empire Bancorp Non-Statutory (Non-Qualified) Stock Option Agreement

4.12	Form of Assumption and Amendment of Redwood Empire Bancorp Incentive Stock Option Agreement

4.13	Form of Assumption and Amendment of Redwood Empire Bancorp Non-Statutory (Non-Qualified) Stock Option Agreement (Stephen A. Fleming)

5	Opinion of Bingham McCutchen LLP as to the legality of securities being registered (incorporated by reference to Exhibit 5 to Registration Statement on Form S-4 of the registrant (File No. 333-119783))

23.1	Consent of KPMG LLP (incorporated by reference to Exhibit 23(A) to Registration Statement on Form S-4 of the registrant (File No. 333-119783))

23.2	Consent of Crowe Chizek & Company (incorporated by reference to Exhibit 23(B) to Registration Statement on Form S-4 of the registrant (File No. 333-119783))

23.4	Consent of Bingham McCutchen LLP (included in Exhibit 5)

24	Power of Attorney